Exhibit 99.1

Moxian, Inc. Announces Date of Its Annual Meeting of Stockholders

Shenzhen, China, August 1, 2017/ PRNewswire/ -- Moxian, Inc. (“Moxian” or the “Company”) (Nasdaq: MOXC), an offline-to-online (O2O) integrated social media platform operator, today announced that it plans to hold its 2017 Annual Meeting of Stockholders at 10:00AM local time on September 29, 2017, which is 10:00PM ET on September 28, 2017, at Regal Hong Kong Hotel, 88 Yee Wo Street, Causeway Bay, Hong Kong. The record date for the Annual Meeting is August 26, 2017.

Rule 14a-8 Stockholder Proposal Deadline

The Company did not hold an annual meeting last year. As a result, under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2017 Annual Meeting is required to be a reasonable time before the Company begins to print and mail the proxy materials. Taking into consideration the time and process for addressing any deficiencies in proposals that may be submitted, the Company has determined that August 13, 2017 should be the deadline for receipt of proposals pursuant to Rule 14a-8. Such proposals should be delivered to: Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District Shenzhen City, Guangdong Province, China, Attention: Corporate Secretary. Such proposals will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

About Moxian, Inc.

Founded in 2013 in Shenzhen, China with branch offices in Beijing, Malaysia, and Hong Kong, Moxian, Inc. is an offline-to-online (O2O) integrated platform operator. The Company’s “Moxian+” mobile App platform connects Users to Merchant Clients through games, rewards and social events that they enjoy and in return, Users provide valuable information that Merchant Clients can use to effectively promote products and services offered at their brick and mortar stores. More information about the Company can be found at www.moxian.com.

Forward-Looking Statements

This press release may contain information about Moxian’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Moxian encourages you to review other factors that may affect its future results in Moxian’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

At the Company

Victor Tuang
Phone: + 86 755 83580755

zhuang.gengyong@moxiangroup.com

Investor Relations

Tony Tian, CFA
Weitian Group LLC

Phone: +1-732-910-9692

moxc@weitian-ir.com